Exhibit 10.10
LICENSE AGREEMENT
This License Agreement (this “Agreement”) is entered into as of this 16th day of January, 2018 (the “Effective Date”), by and between Kronos Bio, Inc., a corporation existing under the laws of Delaware, having a place of business at 689 5th Avenue, 12th Floor, New York, NY 10022 (“Licensee”) and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”).
WHEREAS, the technology claimed in the Patent Rights (as defined below) was developed in research conducted by Dr. Stuart Schreiber, an employee of the Howard Hughes Medical Institute (“HHMI”) and faculty member at Harvard at the time, together with other researchers at Harvard;
WHEREAS, researcher Dr. Kristopher Depew was also an employee of HHMI at the time such technology was developed;
WHEREAS, Drs. Schreiber and Depew have assigned to HHMI their interests in the Patent Rights, and HHMI has assigned to Harvard its rights in the Patent Rights, subject to certain rights retained by HHMI as specifically described below;
WHEREAS, Licensee wishes to obtain a license under the Patent Rights;
WHEREAS, Harvard desires to have products based on the inventions described in the Patent Rights developed and commercialized to benefit the public; and
WHEREAS, Licensee has represented to Harvard, in order to induce Harvard to enter into this Agreement, that Licensee shall commit itself to commercially reasonable efforts to develop, obtain regulatory approval for and commercialize such products;
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Definitions.
Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, shall have the meanings specified below.
1.1.“Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.
1.2.“Licensed Product” means on a country-by-country basis, any product, the making, using, selling, offering for sale, importing or exporting in the country in question would (without the license granted hereunder) infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement, at least one Valid Claim in that country.
1.3.“Licensed Service” means any process, method or service, (a) the performance, sale or offer for sale of which process, method or service, or part thereof, would infringe (without the license granted hereunder) at least one Valid Claim in that country or (b) uses a Licensed Product.
1.4.“Patent Rights” means: (a) the patents and patent applications listed in Exhibit 1.4; (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in- part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).
1.5.“Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refilling.
2.License Grant.
2.1.License. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee a non-exclusive, worldwide, non-transferable, consideration-bearing license to its interest in the Patent Rights solely to develop, make, have made, use, market, offer for sale, sell and import Licensed Products and to perform Licensed Services.
2.2.HHMI. HHMI has a fully paid-up, non-exclusive, irrevocable, worldwide license to exercise any intellectual property rights with respect to the Patent Rights for research purposes, with the right to sublicense to non-profit and governmental entities (the “HHMI License”). Any and all licenses and other rights granted under this Agreement are explicitly made subject to the HHMI License.
2.3.Affiliates. The licenses granted to Licensee under Section 2.1 shall include the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates; provided that:
2.3.1.no such Affiliate shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights, including any right to develop, manufacture, market or sell Licensed Products or perform Licensed Services; and
2.3.2.any act or omission taken or made by an Affiliate of Licensee under this Agreement shall be deemed an act or omission by Licensee under this Agreement.
2.4.No Other Grant of Rights. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Harvard or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.
3.Development and Commercialization.
3.1.Diligence. Licensee shall use commercially reasonable efforts to develop Licensed Products and Licensed Services and/or to introduce Licensed Products and Licensed Services into the commercial market or to utilize the Patent Rights for its own internal research and development programs.
3.2.Reporting. Within sixty (60) days after the end of each calendar year, Licensee shall furnish Harvard with a written report summarizing its and its Affiliates’ efforts during the prior year to develop and commercialize Licensed Products and/or Licensed Services, including without limitation: (a) research and development activities; and (b) commercialization efforts. Each report shall contain a sufficient level of detail for Harvard to assess whether Licensee is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then current year.

4.Consideration for Grant of License.
4.1.License Issuance Fee. Licensee agrees to pay Harvard a non-refundable license fee of Ten Thousand U.S. Dollars ($10,000), due and payable within thirty (30) days after the Effective Date.
4.2.Annual License Maintenance Fee. Licensee agrees to pay Harvard annual license maintenance fees as follows:
4.2.1.Twenty Thousand U.S. Dollars ($20,000) due and payable within thirty (30) days after the first anniversary of the Effective Date;
4.2.2.Twenty Thousand U.S. Dollars ($20,000) due and payable within thirty (30) days after the second anniversary of the Effective Date; and
4.2.3.Twenty Five Thousand U.S. Dollars ($25,000) due and payable within thirty (30) days after the third and each subsequent anniversary of the Effective Date during the Term.
5.Payments.
5.1.Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection, or other charges.
5.2.Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) one and one half percent (1.5%) per month and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly. Payment of such interest by Licensee will not limit, in any way, Harvard’s right to exercise any other remedies Harvard may have as a consequence of the lateness of any payment.
5.3.Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.
5.4.Withholding and Similar Taxes. All amounts to be paid to Harvard pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes.

6.Intellectual Property.
6.1.Responsibility. Harvard shall have sole responsibility for and control over the preparation, filing, prosecution, protection and maintenance of all Patent Rights, and all decision- making authority with regard to Patent Rights shall vest in Harvard (including, without limitation, as to whether to maintain or abandon any patent, patent application or claim thereof within Patent Rights). Harvard shall keep Licensee informed with respect to the course and conduct of patent applications and prosecution matters.
6.2.Enforcement. Harvard shall have the right, acting in its sole discretion, to prosecute in its own name and at its own expense any possible or actual infringement of patents related to the Patent Rights. Licensee agrees to notify Harvard of each suspected or confirmed infringement of such patents of which it is or becomes aware. Licensee agrees to reasonably cooperate in any action under this Section 6.2, provided that Harvard will reimburse Licensee for all reasonable costs and expenses incurred by Licensee in connection with providing such assistance.
6.3.Marking. Licensee and its Affiliates shall mark all Licensed Products sold or otherwise disposed of by it in the United States with the word “Patent” and the number of all patents included within the Patent Rights that cover such Licensed Products. All Licensed Products shipped or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold.
7.Warranties; Limitation of Liability.
7.1.Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products and the performance of Licensed Services. Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that its Affiliates comply, with all United States export control laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with all United States export control laws and regulations, that it bears sole responsibility for its violation of any such laws and regulations, and that it will indemnify, defend, and hold Harvard and HHMI harmless (in accordance with Section 8.1) for the consequences of any such violation.
7.2.No Warranty.
7.2.1.NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY HARVARD THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS, OR THAT ANY OF

THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.
7.2.2.HARVARD MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS. HARVARD MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT OR THE PERFORMANCE OF LICENSED SERVICES, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.
7.2.3.EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.
7.3.Limitation of Liability.
7.3.1.Except with respect to matters for which Licensee is obligated to indemnify Harvard under Article 8, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.
7.3.2.Harvard’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Harvard under this Agreement.
8.Indemnification and Insurance.
8.1.Indemnity.
8.1.1.Licensee shall indemnify, defend and hold harmless Harvard and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation) based upon, arising out of or otherwise relating to this Agreement, including any cause of action relating to product liability concerning any product, process or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively “Claims”). Neither Licensee nor Harvard shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld. Licensee shall, at its own expense, provide attorneys reasonably acceptable to Harvard to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.
8.1.2.HHMI, and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel acceptable to HHMI (such acceptance not to be unreasonably withheld), and held harmless by Licensee from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “HHMI Claims”), based upon, arising out of, or otherwise relating to this Agreement or any sublicense, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any HHMI Claim to the extent that it is determined with finality by a court of competent jurisdiction to result from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding any other provision of this Agreement, Licensee’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way. The provisions of this Article 8 will survive termination of this Agreement. In the case of an HHMI Indemnitee, notice shall be given reasonably promptly following actual receipt of written notice of an HHMI Claim by an officer or attorney of HHMI. Notwithstanding the foregoing, the delay or failure of an HHMI Indemnitee to give prompt notice to Licensee of any HHMI Claims shall not affect the rights of such HHMI Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Licensee. The HHMI Indemnitees shall (i) permit Licensee, at its sole expense, to control the defense (including litigation and/or settlement) of the HHMI Claims, and (iii) reasonably cooperate with Licensee in the defense of such HHMI Claims, at the Licensee’s expense; provided, however, Licensee agrees not to settle any HHMI Claim against an HHMI Indemnitee without HHMI’s written consent, where (a) such settlement would include any admission of liability on the part of any HHMI Indemnitee, (b) such settlement would impose any restriction on any HHMI Indemnitee’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of all HHMI Indemnitees from all liability for claims that are the subject matter of the settled HHMI Claim. The Licensee will keep HHMI informed of its defense of any HHMI Claims pursuant to this Section 8.1.2 (Indemnity).
8.2.Insurance.
8.2.1.Beginning at the time any Licensed Product is being commercially distributed or sold or any Licensed Service is being performed (other than for the purpose of obtaining regulatory approvals) by Licensee, or by an Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $3,000,000 annual aggregate and naming the Indemnitees and HHMI Indemnitees as additional insureds. During clinical trials of any such Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Harvard shall require, naming the Indemnitees and HHMI Indemnitees as additional insureds. Such commercial general liability insurance shall provide (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.
8.2.2.If Licensee elects to self-insure all or part of the limits described above in Section 8.2.1 (including deductibles or retentions that are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to Harvard and CRICO/RMF (Harvard’s insurer) in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.
8.2.3.Licensee shall provide Harvard with written evidence of such insurance upon request of Harvard. Licensee shall provide Harvard with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Harvard shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.
8.2.4.Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product is being commercially distributed or sold or any Licensed Service is being performed by Licensee or an Affiliate or agent of Licensee and (b) a reasonable period after the period referred to in (a) above, which in no event shall be less than fifteen (15) years.
9.Term and Termination.
9.1.Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 9, shall continue in full force and effect until the expiration of the last to expire Valid Claim (the “Term”).
9.2.Termination.
9.2.1.Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to Harvard.
9.2.2.Termination for Default.
9.2.2.1.In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.
9.2.2.2.If Licensee defaults in its obligations under Section 8.2 to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Harvard may terminate this Agreement immediately without notice or additional waiting period.

9.2.3.Bankruptcy. Harvard may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.
9.3.Effect of Termination or Expiration.
9.3.1.Termination of Rights. Upon expiration or termination of this Agreement by either party pursuant to any of the provisions of Section 9.2 the rights and licenses granted to Licensee under Article 2 shall terminate, all rights in and to and under the Patent Rights will revert to Harvard and neither Licensee nor its Affiliates may make any further use or exploitation of the Patent Rights.
9.3.2.Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Harvard pursuant to Section 9.2), Licensee and its Affiliates (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided in the case of both (a) and (b) Licensee shall pay the applicable payments to Harvard in accordance with Article 4 and maintain insurance in accordance with the requirements of Section
9.4.Survival. The parties’ respective rights, obligations and duties under Articles 5, 7 and 8, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.
10.Miscellaneous.
10.1.No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 10.1 shall be null and void and of no legal effect.
10.2.Use of Name. Except as provided below, Licensee shall not, and shall ensure that its Affiliates shall not, use or register the name “Harvard” or “HHMI” (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify Harvard or HHMI or any school, unit, division or affiliate of either (“Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, Harvard and/or HHMI, as applicable. Without limiting the foregoing, Licensee shall, and shall ensure that its Affiliates shall, cease all use of Names on the termination or expiration of this Agreement except as otherwise approved by Harvard and/or HHMI, as applicable. This restriction shall not apply to any information required by law to be disclosed.
10.3.Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and, except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.
10.4.Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by email, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 10.4:

If to Licensee:	Kronos Bio, Inc.
689 5th Avenue, 12th Floor
New York, NY 10022
Email: notice@kronosbio.com
Attn:

If to Harvard:	Office of Technology Development
Harvard University
Richard A. and Susan F. Smith Campus Center, Suite 727
1350 Massachusetts Avenue
Cambridge, Massachusetts 02138
Email: otd@harvard.edu
Attn.: Chief Technology Development Officer
Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by email, on the date sent; (c) by certified mail, as evidenced by the return receipt. If notice is sent by email, a confirming copy of the same shall be sent by mail to the same address.
10.5.Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

10.6.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.
10.7.Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.
10.8.Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.
10.9.Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.
10.10.No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.
10.11.Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any of its Affiliates, to any purchaser of all or substantially all of its assets to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 10.11 shall be null and void and of no legal effect.
10.12.Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.
10.13.Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement and (d) the use of' “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.
10.14.Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.
10.15.HHMI Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to Licensee or any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College		Kronos Bio, Inc.
By:	/s/ Isaac T. Kohlberg	By:	/s/ Christopher M. Wilfong
Name:	Isaac T. Kohlberg, Senior Associate Provost	Name:	Christopher M. Wilfong
Title:	Chief Technology Development Officer Office of Technology Development Harvard University	Title:	Chief Operating Officer

Exhibit 1.4
Patent Rights
[REDACTED]